BUYOUT AGREEMENT

        THIS BUYOUT AGREEMENT, dated as of the 26th day of October, 2004 (the “Agreement”), among SkyBridge Wireless, Inc., a Nevada corporation (the “Corporation”), James Wheeler (“Wheeler”), and Jason Neiberger (“Neiberger”; and together with Wheeler, the “Executives” and each individually an “Executive”).

        W I T N E S S E T H:

        WHEREAS, the Executives are the senior executive officers and the majority shareholders of the Corporation; and

        WHEREAS, the Executives desire to enter into this agreement with respect to the disposition of the shares of common stock (the “Shares”) held by each Executive upon the termination or resignation of either Executive as an officer of the Corporation.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        Section 1. Right of First Refusal.

    (a)        In the event that an Executive resigns or is terminated from his office with the Corporation (such Executive shall be referred to herein as the “Departing Executive”), the other Executive (referred to herein as the “Remaining Executive”) shall have the right to purchase all or any portion of the Shares then owned by the Departing Executive at a price per share equal to 25% of the average of the closing sales price of the shares of Common Stock of the Corporation in the Over-the-Counter Bulletin Board as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, based on the 20 trading-day period ending on the trading day which is one trading day prior to the date of the Departing Executive’s resignation or termination (the “Right of First Refusal”). Such Right of First Refusal shall be exercisable within a period of no more than thirty (30) days from the date of the Departing Executive’s resignation or termination.

    (b)        If the Remaining Executive does not exercise his Right of First Refusal in full, the Corporation shall have the right to purchase any or all of the remaining Shares owned by the Departing Executive at the same price determined pursuant to Section 1(a) above, which right shall be exercisable within a period of no more than thirty (30) days from the date of the expiration of the Remaining Executive’s Right of First Refusal.

        Section 2. Legend. So long as this Agreement remains in effect, there shall be noted conspicuously upon each stock certificate representing Shares, the following statement, in addition to any other legends currently on such stock certificates:

“The shares represented by this certificate are subject to a certain Buyout Agreement dated as of October 26, 2004, a copy of which is on file at the principal office of the Corporation. Any sale, pledge, transfer, assignment or any other disposition or encumbrance of the shares represented by this certificate in violation of said Agreement shall be invalid.”

        Section 3. Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3):

(a) If to the Corporation:

        SkyBridge Wireless, Inc.
        6565 Spencer Street, Suite 205
        Las Vegas, Nevada 89119

        Telecopy: (702) 897-2452
        Attention: President

(b) If to James Wheeler:

        2721 Briercliff Avenue
        Henderson, Nevada 89074
        Telecopy: (360) 833-2615

(c) If to Jason Neiberger:

        100 Urbana Drive
        Henderson, Nevada 89074
        Telecopy: (702) 995-0266

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 3, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 3, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section 3, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (iv) if delivered by mail in the manner described above to the address provided in this Section 3, be deemed given on the earlier of the third business day following mailing or upon receipt.

        Section 4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and no party has relied on any representations or warranties other than those contained herein. This Agreement shall not be amended except by a writing signed by all of the Executives and the Corporation.

        Section 5. Specific Performance. The parties recognize and acknowledge that the Shares are subject to resale restrictions and that, accordingly, in the event of a breach or default by one or more of the parties hereto of the terms and conditions of this Agreement, including without limitation, the covenants contained in Section 1 of this Agreement, the damages to the remaining parties to this Agreement, or any one or more of them, may be impossible to ascertain and such parties will not have an adequate remedy at law. In the event of any such breach or default in the performance of the terms and provisions of this Agreement, any aggrieved party or parties shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, without the necessity to post a bond or prove special damages, to enforce the specific performance of the terms and conditions of this Agreement, to enjoin further violations of the provisions of this Agreement and/or to obtain damages. Such remedies shall however be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or at law.

        Section 6. No Waiver. No waiver of any breach of any terms hereof shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be construed as a waiver of any subsequent breach of that term or of any other term of the same or different nature.

        Section 7. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors, personal representatives, heirs and assigns; provided, however, that none of the parties hereto may assign any of his or its rights or obligations under this Agreement.

        Section 9. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be modified or narrowed so as to avoid such defect, but the illegality or unenforceability of such provision shall not impair the enforceability of any other provision of this Agreement.

        Section 10. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada.

        Section 11. References; Construction. The headings in this Agreement are for convenience of reference only and not for any other purpose. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Words and phrases used herein in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender, unless the context requires otherwise.

        Section 12. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 13. Applicability. This Agreement shall be applicable to all shares of capital stock or other equity securities of the Corporation which may be acquired by an Executive, including by way of recapitalization, reorganization, merger, consolidation, stock dividend, stock split, conversion, reclassification, exchange, or exercise of options, warrants or other rights.

        Section 14. Further Assurances. The parties shall execute and deliver such further instruments and documents as may be required to carry out the intended purposes of this Agreement.

        Section 15. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original but all of which shall constitute a single instrument.

[REMAINDER OF PAGE INTENTIONALLY OMITTED;
THE NEXT PAGE IS THE SIGNATURE PAGE]

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Buyout Agreement as of the date first written above.

SKYBRIDGE WIRELESS, INC. By: /s/ James Wheeler Name: James Wheeler Title: CEO /s/ James Wheeler James Wheeler /s/ Jason Neiberger Jason Neiberger